Exhibit 3.1

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

Company Limited by Shares

Ninth Amended and Restated Memorandum of Association

of

XPeng Inc.

(Adopted by Special Resolution passed on June 20, 2023)

1.	The name of the Company is XPeng Inc.

2.

The registered office is situated at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power to carry out any object not prohibited by any law as provided by Section 7 (4) of the Companies Act (Revised).

4.

Except as prohibited or limited by the laws of the Cayman Islands, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in any part of the world whether as principal, agent, contractor or otherwise.

5.

The Company shall not be permitted to carry on any business where a licence is required under the laws of the Cayman Islands to carry on such a business until such time as the relevant licence has been obtained

6.	If the Company is an exempted company, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (Revised).

7.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s share.

8.

The authorised share capital of the Company is US$100,000 consisting of 10,000,000,000 shares comprising (i) 9,250,000,000 Class A Ordinary Shares of a par value of US$0.00001 each (limited voting) and (ii) 750,000,000 Class B Ordinary Shares of a par value of US$0.00001 each. Subject to the Law and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorised share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions and so that, unless the condition of issue shall otherwise expressly declare, every issue of shares, whether declared to be ordinary, preference or otherwise, shall be subject to the power on the part of the Company hereinbefore contained.

9.

The Company may exercise the powers contained in the Law to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

10.	Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

Company Limited by Shares

Ninth Amended and Restated Articles of Association

of

XPeng Inc.

(Adopted by Special Resolution passed on June 20, 2023)

1.	The Regulations contained or incorporated in Table A of the First Schedule of the Law (as defined below) shall not apply to this Company.

INTERPRETATION

2.	(a)	In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:-

	ADS	means an American Depositary Share representing Class A Ordinary Shares

	Affiliate	means in respect of a person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law, a trust for the benefit of any of the foregoing, and a corporation, partnership or any other entity wholly or jointly owned by any of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any other entity or any natural person which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty per cent (50%) of the voting power of the corporation, partnership or other entity (other than, in the case of a corporation, securities having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity

	Articles	these Articles of Association as from time to time amended by Special Resolution

	Auditors	the Auditors for the time being of the Company, if any

Chairman	means the chairman of the Board of Directors

Class A Ordinary Share	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class A Ordinary Share and having the rights provided for in these Articles

Class B Ordinary Share	means an Ordinary Share of a par value of US$0.00001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles

Commission	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act

Companies Act	the Companies Act (Revised) of the Cayman Islands as amended from time to time and every other act, order regulation or other instrument having statutory effect (as amended from time to time) for the time being in force in the Cayman Islands applying to or affecting the Company, the Memorandum and/or the Articles

Companies Ordinance	the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) and every other ordinance incorporated therewith or substituted therefor; and in the case of any such substitution the references in these Articles to the provisions of the Companies Ordinance shall be read as references to the provisions substituted therefor in the new Ordinance;

Company	XPeng Inc.

Compliance Adviser	shall have the meaning given to it in the HKSE Listing Rules

Corporate Governance Committee	shall mean the corporate governance committee of the Board established in accordance with Article 125

Corporate Governance Report	shall mean the corporate governance report to be included in the Company’s annual reports or summary financial reports, if any, in accordance with the HKSE Listing Rules

Directors or Board	the directors of the Company for the time being or, as the Board of Directors case may be, the directors assembled as a board

Director Holding Vehicle	shall mean a limited partnership, trust, private company or other vehicle wholly-owned and wholly controlled by a Director

Electronic Transactions Act	means the Electronic Transactions Act of the Cayman Islands

Exchange	means the NYSE for so long as the Company’s Shares or ADSs are there listed, the HKSE for so long as the Company’s Shares or ADSs are there listed and any other securities exchange or other system on which any Shares or ADSs are listed or authorised for trading from time to time

Exchange Rules	the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the Exchange

HKSE	means The Stock Exchange of Hong Kong Limited

HKSE Listing Rules	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as amended from time to time

Independent Director	a director who is an independent director as defined in the NYSE Exchange Rules

Independent Non-executive Director	a director recognized as such by the relevant code, rules and regulations applicable to the listing of shares on the HKSE

Law	the Companies Act (Revised) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force

Member or Shareholder	a person who is registered in the Register of Members as the holder of any Share in the Company

Memorandum	means the memorandum of association of the Company, as amended or substituted from time to time

Month	a calendar month

Nomination Committee	shall mean the nomination committee of the Board established in accordance with Article 120

NYSE	New York Stock Exchange

NYSE Exchange Rules	the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares or ADSs on the NYSE

Ordinary Resolution	a resolution (a) passed by a simple majority of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company held in accordance with these Articles; or (b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed

Ordinary Share	means a Class A Ordinary Share or a Weighted Voting Share

paid up	means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up

person	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires

recognized clearing house	shall include the recognized clearing house as defined in Part I of Schedule 1 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any amendments thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor

Registered Office	the registered office of the Company as provided in Section 50 of the Law

Register of Members	the register of Members to be kept pursuant to section 40 of the Law

Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant secretary

Securities Act	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time

Seal	the common seal of the Company or any facsimile for official seal for use outside of the Cayman Islands

Share	means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share

Special Resolution	means a special resolution of the Company passed in accordance with the Companies Act, being a resolution: (a) passed by not less than three-fourths of the votes cast by such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given; or (b) approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed

Treasury Share	means a Share held in the name of the Company as a treasury share in accordance with the Law

United States	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction

Weighted Voting Share	means a Class B Ordinary Share

(b)	Unless the context otherwise requires, expressions defined in the Law and used herein shall have the meanings so defined.

(c)	In these Articles unless the context otherwise requires:-

(i)	words importing the singular number shall include the plural number and vice- versa;

(ii)	words importing the masculine gender only shall include the feminine gender;

(iii)	words importing persons only shall include companies or associations or bodies of persons whether incorporated or not;

(iv)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(v)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States of America;

(vi)	reference to a statutory enactment shall include reference to any amendment or re- enactment thereof for the time being in force;

(vii)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(viii)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

(ix)	any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

(x)

any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transaction Act; and

(xi)	Sections 8 and 19(3) of the Electronic Transactions Act shall not apply.

(d)	The headings herein are for convenience only and shall not affect the construction of these Articles.

3.

(a)   Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Members, cause the Company to: (a) issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; (b) grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and (c) grant options with respect to Shares and issue warrants or similar instruments with respect thereto.

(b)   Where warrants are issued to bearer, no new warrant shall be issued to replace one that has been lost unless the Board is satisfied beyond reasonable doubt that the original has been destroyed.

(c)   Subject to these Articles and provided that (i) it is in compliance with the HKSE Listing Rules, (ii) no new class of shares with voting rights superior to those of Class A ordinary shares will be created, and (iii) any variations in the relative rights as between the different Classes will not result in creating new class of shares with voting rights superior to those of Class A ordinary shares (collectively, the “Overriding Requirements”), the Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution. Subject to the Overriding Requirements, the Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 3(d), but subject to the Overriding Requirements, the Directors may issue from time to time, out of the authorised share capital of the Company (other than the authorised but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(i) the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

(ii)  whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(iii)  the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

(iv)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(v)

whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

(vi)

whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(vii)

whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(viii)

the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

(ix)

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

(x)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued. The Company shall not issue Shares to bearer.

(d)

If at any time, the share capital of the Company is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the consent in writing of the holders of at least three-fourths of the issued shares of that class or with the approval of a resolution passed by at least three-fourths of the votes cast by the holders of the shares of that class present and voting in person or by proxy at a separate meeting of such holders. To every such meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall apply mutatis mutandis, except that the necessary quorum shall be two persons holding (or, in the case of a Shareholder being a corporation, by its duly authorised representative), or representing by proxy at least one-third in nominal or par value amount of the issued Shares of the relevant class and that any holder of Shares of the class present in person (or in the case of the Shareholder being a corporation, by its duly authorised representative) or by proxy may demand a poll.

(e)

The rights conferred upon the holders of the shares of any class shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, redesignation, or issue of shares ranking pari passu therewith.

4. (a)

Every person whose name is entered as a Member in the Register of Members shall, without payment and upon its written request, request a certificate under the seal of the Company specifying the Share or Shares held by him and the amount paid up thereon, provided that in respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a Share to one of several joint holders shall be sufficient delivery to all.

(b)

Every certificate for shares or debentures or representing any other form of security of the Company shall be issued under the seal of the Company, which shall only be affixed with the authority of the Board, or be executed under signature of appropriate officials with statutory authority.

(c)	If a Share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms, if any, as to evidence and indemnity, as the Directors think fit.

(d)	Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

(e)

Any two or more certificates representing Shares of any one Class held by any Member may at the Member’s request be cancelled and a single new certificate for such Shares issued in lieu on payment (if the Directors shall so require) of one dollar (US$1.00) or such smaller sum as the Directors shall determine.

(f)	Every share certificate shall prominently include the words “A company controlled through weighted voting rights” or such language as may be specified by the HKSE from time to time.

5.

Except as required by law, no person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or actual interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Law issue fractions of Shares.

6.

Subject to the Law, the Memorandum and these Articles, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Law) allot, grant options over, or otherwise dispose of them to such persons, on such terms and conditions, and at such times as they think fit, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Law.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

7.

Holders of Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Subject to Article 8, each Class B Ordinary Share shall entitle the holder thereof to ten (10) votes on all matters subject to vote at general meetings of the Company and each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company. A class of shares conferring weighted voting rights in the Company must not entitle the beneficiary to more than ten (10) times the voting power of ordinary shares, on any resolution tabled at the Company’s general meetings.

8.

Notwithstanding any provisions in these Articles to the contrary, each Class A Ordinary Share and Class B Ordinary Share shall entitle its holder to one vote on a poll at a general meeting in respect of a resolution on any of the following matters:

(a)	any amendment to the Memorandum or these Articles, including the variation of the rights attached to any class of Shares;

(b)	the appointment, election or removal of any Independent Non-executive Director;

(c)	the appointment or removal of the Auditors; or

(d)	the voluntary liquidation or winding-up of the Company.

Notwithstanding the foregoing, where a holder of Class B Ordinary Share is permitted by the HKSE from time to time to exercise more than one vote per share when voting on a resolution to amend the Memorandum or these Articles, any holder of Class B Ordinary Share may elect to exercise such number of votes per share as is permitted by the HKSE, up to the maximum number of votes attached to each Class B Ordinary Share as set out in Article 7.

9.

Notwithstanding any provisions in these Articles to the contrary, the Company shall not take any action (including the issue or repurchase of shares of any class) that would result in (a) the aggregate number of votes entitled to be cast by all holders of Class A Ordinary Shares present at a general meeting to be less than 10% of the votes entitled to be cast by all members at a general meeting; or (b) an increase in the proportion of Class B Ordinary Shares to the total number of shares in issue above the proportion at the time of the Company’s initial listing on the HKSE.

10.

No further Class B Ordinary Shares shall be issued by the Company, except with the prior approval of the HKSE and pursuant to (i) an offer made to all the Members pro rata (apart from fractional entitlements) to their existing holdings; (ii) a pro rata issue of shares to all the Members by way of scrip dividends; or (iii) pursuant to a stock split or other capital reorganization provided that the HKSE is satisfied that the proposed allotment or issuance will not result in an increase in the proportion of shares carrying weighted voting rights; provided further that, each Member shall be entitled to subscribe for (in a pro rata offer) or be issued (in an issue of shares by way of scrip dividends) shares in the same class as the shares then held by him, notwithstanding the provisions of Article 18; and further provided that the proposed allotment or issuance will not result in an increase in the proportion of Class B Ordinary Shares in issue, so that:

(a)

if, under a pro rata offer, any holder of Class B Ordinary Shares does not take up any part of the Class B Ordinary Shares or the rights thereto offered to him, such untaken shares (or rights) shall only be transferred to another person on the basis that such transferred rights will only entitle the transferee to an equivalent number of Class A Ordinary Shares; and

(b)

to the extent that rights to Class A Ordinary Shares in a pro rata offer are not taken up in their entirety, the number of Class B Ordinary Shares that shall be allotted, issued or granted in such pro rata offer shall be reduced proportionately.

Where necessary, beneficiaries of weighted voting rights must use their best endeavors to enable the Company to comply with this Article.

11.

In the event the Company reduces the number of Class A Ordinary Shares in issue (for instance, through a purchase of its own shares), the holders of Class B Ordinary Shares shall reduce their weighted voting rights in the Company proportionately, whether through a conversion of a portion of their Class B Ordinary Shares into Class A Ordinary Shares or otherwise, if the reduction in the number of Class A Ordinary Shares in issue would otherwise result in an increase in the proportion of Class B Ordinary Shares to the total number of shares in issue.

12.	The Company shall not vary the rights of the Class B Ordinary Shares so as to increase the number of votes to which each Class B Ordinary Share is entitled.

13.

Class B Ordinary Shares shall only be held by a Director or a Director Holding Vehicle wholly- owned and wholly-controlled by a Director. Subject to the HKSE Listing Rules or other applicable laws or regulations, each Class B Ordinary Share shall be automatically converted into one Class A Ordinary Share upon the occurrence of any of the following events and the Company and the relevant beneficiary of weighted voting rights must notify the HKSE as soon as practicable with details of the event set out in paragraph (e) below:

(a)

the death of the holder of such Class B Ordinary Share (or, where the holder is a Director Holding Vehicle wholly-owned and wholly-controlled by a Director, the death of the Director holding and controlling such Director Holding Vehicle wholly-owned and wholly- controlled by such Director);

(b)	the holder of such Class B Ordinary Share ceasing to be a Director or a Director Holding Vehicle wholly-owned and wholly-controlled by a Director for any reason;

(c)

the holder of such Class B Ordinary Share (or, where the holder is a Director Holding Vehicle wholly-owned and wholly-controlled by a Director, the Director holding and controlling such Director Holding Vehicle wholly-owned and wholly-controlled by such Director) being deemed by the HKSE to be incapacitated for the purpose of performing his duties as a Director;

(d)

the holder of such Class B Ordinary Share (or, where the holder is a Director Holding Vehicle wholly-owned and wholly-controlled by a Director, the Director holding and controlling such Director Holding Vehicle wholly-owned and wholly-controlled by such Director) being deemed by the HKSE to no longer meet the requirements of a director set out in the HKSE Listing Rules; or

(e)

the transfer to another person of the beneficial ownership of, or economic interest in, such Class B Ordinary Share or the control over the voting rights attached to such Class B Ordinary Share (through voting proxies or otherwise), other than (i) the grant of any encumbrance, lien or mortgage over such share which does not result in the transfer of the legal title or beneficial ownership of, or the voting rights attached to, such share, until the same is transferred upon the enforcement of such encumbrance, lien or mortgage; and (ii) a transfer of the legal title to such share by a Director to a Director Holding Vehicle wholly owned and wholly controlled by him, or by a Director Holding Vehicle wholly-owned and wholly-controlled by a Director to the Director holding and controlling it or another Director Holding Vehicle wholly held and wholly controlled by such Director.

14.

Where the share capital of the Company includes shares with different voting rights, the words “restricted voting” or “limited voting” shall appear in the designation of each class of shares other than the class of shares with the most favorable voting rights.

15.

Each Weighted Voting Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Weighted Voting Share delivering a written notice to the Company that such holder elects to convert a specified number of Weighted Voting Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Weighted Voting Shares.

16.

All of the Class B Ordinary Shares in the authorized share capital shall be automatically re- designated into Class A Ordinary Shares in the event none of the beneficiaries of the weighted voting rights at the time of the Company’s initial listing on the HKSE have beneficial ownership of shares carrying weighted voting rights, and no further Class B Ordinary Shares shall be issued by the Company.

17.

Any conversion of Weighted Voting Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the re-designation and re-classification of each relevant Weighted Voting Shares as a Class A Ordinary Share. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the conversion of the relevant Weighted Voting Shares as Class A Ordinary Shares.

18.

Save and except for voting rights and conversion rights as set out in Articles 7 to 17 (inclusive), the Class A Ordinary Shares and the Weighted Voting Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions. Weighted voting rights must only be attached to one class of the Company’s equity securities.

LIEN

19.

The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully paid-up Shares) standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any Share to be wholly or in part exempt from the provision of this Article. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon. For the avoidance of doubt, fully-paid shares shall be free from any restriction on the right of transfer (except when permitted by HKSE) and shall also be free from all lien.

20.

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

21.

For giving effect to any such sale, the Directors may authorise some person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

22.

The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the person entitled to the Shares at the date of the sale.

CALLS ON SHARES

23.

The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their Shares provided that no call shall be payable earlier than one month from the last call; and each Member shall (subject to receiving at least fourteen days, notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his Shares.

24.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

25.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of six per cent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

26.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

27.	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

28.

The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction at the Company in general meeting six per cent per annum) as may be agreed upon between the Member paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

29.

If a Member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

30.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

31.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

32.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

33.

A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount due on the Shares forfeited.

34.

A statutory declaration in writing that the declarant is a Director of the Company, and that a Share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

35.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been made payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

36.

The instrument of transfer of any Share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

37.

The Board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any share which is not fully paid up or on which the Company has a lien. For the avoidance of doubt, fully-paid shares shall be free from any restriction on the right of transfer (except when permitted by HKSE) and shall also be free from all lien.

38.	The Directors may decline to register any transfer of shares unless:

(a)

the instrument of transfer is lodged with the Company, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as the Board of Directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Share is to be transferred does not exceed four; and

(e)	a fee of such maximum sum as the Exchange may determine to be payable or such lesser sum as the Directors may from time to time require is paid to the Company in respect thereof.

39.

The registration of transfers may, after compliance with the Exchange Rules and applicable law, be suspended and the Register of Members may be closed in accordance with the terms equivalent to the relevant section of the Companies Ordinance at such times and for such periods as the Directors may, from time to time determine, provided always that such registration of transfer shall not be suspended nor the Register of Members closed for more than 30 days in any year (or such longer period as the members may by ordinary resolution determine provided that such period shall not be extended beyond 60 days in any year).

40.	Shares shall be transferred in the following form, or in any usual or common form approved by the Directors:

I,                      of                      in consideration of the sum of $ paid to me by                      of                      (hereinafter called “the Transferee”) do hereby transfer to the Transferee the Share (or Shares) numbered    in the Company called [    ], to hold the same unto the Transferee, subject to the several conditions on which I hold the same.

As witness our hands on the                  day of                  20     .

Transferor

41.

The Directors may, in their absolute discretion and without assigning any reason therefore decline to register any transfer of Share (which is not fully paid up or on which the Company has a lien) to a person of whom they do not approve. For the avoidance of doubt, fully-paid shares shall be free from any restriction on the right of transfer (except when permitted by HKSE) and shall also be free from all lien. The Directors may also suspend the registration of transfers at such times and for such periods (not exceeding thirty days in aggregate in each year) as the Directors may from time to time determine. The Directors may decline to recognise any instrument of transfer unless (a) a fee not exceeding one dollar is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

42.

If the Directors refuse to register a transfer of Shares, they shall within three (3) months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of the refusal.

43.

The legal personal representative of a deceased sole holder of a Share shall be the only person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only persons recognised by the Company as having any title to the Share.

44.

Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Member in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt person before the death or bankruptcy.

45.

A person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety (90) calendar days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

46.

Subject to the provisions of the Companies Act, if the Board considers it necessary or appropriate, the Company may establish and maintain a principal or branch Register of Members at such location as the Board thinks fit and there shall be entered therein the particulars of the members and the shares issued to each of them and other particulars required under the Law.

47.

Except when a register is closed and, if applicable, subject to the additional provisions of Article 39, the principal register and any branch register shall during business hours be kept open to inspection by any member without charge. The reference to business hours in this Article is subject to such reasonable restrictions as the Company in general meeting may impose, but so that not less than two hours in each business day is to be allowed for inspections.

CONVERSION OF SHARES INTO STOCK

48.	The Company may by Ordinary Resolution convert any paid-up Shares into stock, and reconvert any stock into paid-up Shares of any denomination.

49.

The holders of stock may transfer the same, or any part thereof in the same manner and subject to the same regulations as and subject to which the Shares from which the stock arose might prior to conversion have been transferred, or as near thereto as circumstances admit; but the Directors may from time to time fix the minimum amount of stock transferable, and restrict or forbid the transfer of fractions of that minimum, but the minimum shall not exceed the nominal amount of the Shares from which the stock arose.

50.

The holders of stock shall, according to the amount of the stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the Shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company) shall be conferred by any such aliquot part of stock as would not, if existing as Shares, have conferred that privilege or advantage.

51.	Such of the Articles of the Company as are applicable to paid-up Shares shall apply to stock, and the words “Share” and “Member” herein shall include “stock” and “stock-holder”.

REGISTRATION OF EMPOWERING INSTRUMENTS

52.

The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

ALTERATION OF SHARE CAPITAL

53.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such classes and amount, as the resolution shall prescribe.

54.	Subject to any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 6.

55.	The new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

56.	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as it in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(c)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Law; and

(d)

cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

57.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner permitted by the Law.

58.

Subject to the provisions of the Law and the Memorandum of Association, the Company may (b) issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the Board or by the Shareholders by Special Resolution; (b) purchase its own Shares, including any redeemable Shares, provided that the manner of purchase has first been authorised by Ordinary Resolution; and (c) make payment therefor or for any redemption or purchase of its own Shares in any manner authorised by the Law, including out of capital.

59.

In addition, the Company is authorised to purchase any share listed on an Exchange in accordance with the following manner of purchase: The maximum number of shares that may be repurchased shall be equal to the number of issued shares, less one share; at such time; at such price and on such other terms as determined and agreed by the Directors in their sole discretion, provided, however, that (i) such repurchase transactions shall be in accordance with the relevant code, rules and regulations applicable to the listing of the shares on the Exchange; (ii) at the time of the repurchase the Company is able to pay its debts as they fall due in the ordinary course of its business; and (iii) where the Company purchases or redeems any of its shares, purchases or redemption not made through the market or by tender shall be limited to a maximum price, and if purchases are by tender, tenders shall be available to all members alike.

60.	The Directors may accept the surrender for no consideration of any fully paid Share.

TREASURY SHARES

61.	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

62.	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

GENERAL MEETINGS

63.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

(a)

The Company shall in each financial year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notice calling it. The annual general meeting shall be held within six months after the end of the Company’s financial year at such time and place as may be determined by the Directors, and at these meetings the report of the Directors (if any) shall be presented.

(b)

Extraordinary general meetings may be convened by a majority of the Board of Directors. Extraordinary general meetings shall also be convened on the requisition of one or more Shareholder(s) holding not less than one-tenth (1/10) of all votes (on a one vote per share basis) attaching to all issued and outstanding Shares of the Company that, as at the date of deposit of the requisition, carry the right of voting at general meetings, and such Shareholder(s) may also add resolutions to the agenda of any general meeting of the Company. Any such requisition shall express the object of the meeting proposed to be called, and shall be deposited at the Registered Office of the Company. If the Directors do not proceed to convene such meeting within twenty-one days from the date of deposit of such requisition, the requisitionists or any or either of them or any other Member or Members holding Shares which carry in the aggregate not less than one-tenth (1/10) of all votes (on a one vote per share basis) attaching to all issued and outstanding Shares of the Company that, as at the date of deposit of the requisition, carry the right of voting at general meetings, may themselves convene a general meeting to be held at the Registered Office of the Company or at some convenient place at such time, subject to the Company’s Articles as to notice, as the persons convening the meeting fix.

64.

An annual general meeting shall be called by not less than 21 days’ notice in writing and any extraordinary general meeting shall be called by not less than 14 days’ notice in writing. Subject to the requirements under the HKSE Listing Rules, every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting, particulars of the resolutions and the general nature of the business to be considered at that meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, if permitted by the HKSE Listing Rules, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all the Shareholders (or their proxies) entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the members (or their proxies) having the right to attend and vote at the meeting, being a majority together representing at least 95% of the total voting rights at the meeting of all the members.

65.	The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any Member entitled to receive notice shall not invalidate the proceedings at any meeting.

66.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. Where any general meeting is postponed in accordance with this Article, the Board shall fix the date, time and place for the reconvened meeting. For the avoidance of doubt, the quorum required for such adjourned meeting is set out in Article 67(a).

67. (a)

No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business; save as herein otherwise provided, a quorum required for a meeting of Shareholders consists of the holders of not less than ten percent (10%) of the voting rights (on a one vote per share basis) in the share capital of the Company.

(b)

An Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

68.

If within half an hour from the time appointed for the meeting a quorum (as set out in Article 67(a)) is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum (as set out in Article 67(a)) is not present within half an hour from the time appointed for the meeting, the Members present shall be a quorum.

69.	The Chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

70.

If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

71.

The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. For the avoidance of doubt, the quorum required for such adjourned meeting is set out in Article 67(a). When a meeting is adjourned for ten days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

72.

At any general meeting a resolution put to the vote of the meeting shall be decided by poll except where the chairman of such meeting, in good faith, decides to allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands. Before or on the declaration of the result of the show of hands, a poll may be demanded by any one or more shareholders who together hold Shares carrying not less than 10% of all votes attaching to all of the total issued voting shares of the Company present in person or by proxy.

73.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

74.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

75.

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF MEMBERS

76.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Member present in person or by proxy and entitled to vote at a general meeting of the Company shall each have one (1) vote and on a poll every Member present in person or by proxy and entitled to vote shall have one (1) vote for each Class A Ordinary Share of which he is the holder and shall have ten (10) votes for each Class B Ordinary Share of which he/she/it is the holder.

77.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

78.

A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other person in the nature of a committee appointed by that court, and any such committee or other person may vote by proxy.

79.	No Member shall be entitled to vote at any general meeting, unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

80.	On a poll votes may be given either personally or by proxy.

81.

Every Member shall be entitled to appoint a proxy who needs not necessarily be a Member of the Company. Each Member, other than a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)), may only appoint one proxy on a show of hand. The instrument appointing a proxy shall be in writing under the hand of the Member or, if the Member is a corporation, either under seal or under the hand of a director or officer or attorney duly authorised. A proxy need not be a Member of the Company. A member may appoint any number of proxies to attend in his stead at any one general meeting (or at any one class meeting).

82.

The instrument appointing a proxy shall be deposited at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, and in default the instrument of proxy shall not be treated as valid PROVIDED THAT the chairman of the meeting may in his discretion accept an instrument of proxy sent by telex or telefax upon receipt of telex or telefax confirmation that the signed original thereof has been sent.

83.

Every instrument of proxy, whether for a specified meeting or otherwise, shall be in common form or such other form (including the two-way form) that complies with the Exchange Rules as the Board may from time to time approve, provided that it shall enable a member, according to his intention, to instruct his proxy to vote in favour of or against (or in default of instructions or in the event of conflicting instructions, to exercise his discretion in respect of) each resolution to be proposed at the meeting to which the form of proxy relates.

84.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

85.

All Shareholders of the Company (including a Shareholder which is a recognized clearing house (or its nominee(s))) shall have the right to (a) speak at a general meeting and (b) vote at a general meeting except where a Shareholder is required by the HKSE Listing Rules to abstain from voting to approve the matter under consideration. Where any member is, under the HKSE Listing Rules, required to abstain from voting on any particular resolution or restricted to voting only for or only against any particular resolution, any votes cast by or on behalf of such member in contravention of such requirement or restriction shall not be counted. No powers shall be taken to freeze or otherwise impair any of the rights attaching to any share by reason only that the person or persons who are interested directly or indirectly therein have failed to disclose their interests to the Company.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

86.

Any corporation which is a Member of the Company shall be entitled to authorise such person as it thinks fit to act as its representative to attend and vote at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Member of the Company present in person at any general meeting.

DEPOSITARY AND CLEARING HOUSES

87.

If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company, it may, by resolution of its directors or other governing body or by power of attorney, appoint proxies or authorize such person(s) as it thinks fit to act as its representative(s), who enjoy rights equivalent to the rights of other Members, at any general meeting of the Company (including but not limited to general meetings and creditors meetings) or of any Class of Shareholders provided that, if more than one person is so authorized, the authorization shall specify the number and Class of Shares in respect of which each such person is so authorized. A person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and Class of Shares specified in such authorization, including the right to speak and vote individually on a show of hands or on a poll.

DIRECTORS AND OFFICERS

88. (a)

Unless otherwise determined by the Company in general meeting, the minimum number of Directors shall be three (3), the exact number of Directors to be determined from time to time by the Board of Directors.

(b)

The Board of Directors shall elect and appoint a Chairman by a majority of the Directors then in office. The period for which the Chairman will hold office will also be determined by a majority of all of the Directors then in office. The Chairman shall preside as chairman at every meeting of the Board of Directors. To the extent the Chairman is not present at a meeting of the Board of Directors within fifteen minutes after the time appointed for holding the same, the attending Directors may choose one of their number to be the chairman of the meeting.

(c)	The Company may by Ordinary Resolution appoint any person to be a Director.

(d)

The Board may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting, appoint any person as a Director, to fill a casual vacancy on the Board or as an addition to the existing Board. Any Director so appointed shall hold office only until the next following general meeting of the Company and shall then be eligible for re-election at that meeting.

(e)

No person shall, unless recommended by the Board, be eligible for election to the office of Director at any general meeting unless during the period, which shall be at least seven days, commencing no earlier than the day after the despatch of the notice of the meeting appointed for such election and ending no later than seven days prior to the date of such meeting, there has been given to the Secretary notice in writing by a member of the Company acting on his own or together with other persons whose shareholding interests in the Company in aggregate represent not less than ten percent (10%) of the Company’s issued and outstanding Class A Ordinary Shares and who are entitled to attend and vote at the meeting for which such notice is given of the intention to propose that person for election as a Director and also notice in writing by that person of his willingness to be elected.

(f)

An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the Company and the Director, if any; but no such term shall be implied in the absence of express provision. Each Director whose term of office expires shall be eligible for re-election at a meeting of the Shareholders or re-appointment by the Board.

(g)

A Director may be removed from office by Ordinary Resolution of the Company, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement). A vacancy on the Board created by the removal of a Director under the previous sentence may be filled by Ordinary Resolution or by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting.

(h)

The Board may, from time to time, and except as required by applicable law or Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

(i)

At every annual general meeting of the Company one-third of the Directors for the time being (or, if their number is not three or a multiple of three, then the number nearest to, but not less than, one-third) shall retire from office by rotation provided that every Director (including those appointed for a specific term) shall be subject to retirement by rotation at least once every three years. Any Director required to stand for re-election pursuant to Article 88(d) shall not be taken into account in determining the number of Directors and which Directors are to retire by rotation. A retiring Director shall retain office until the close of the meeting at which he retires and shall be eligible for re-election thereat. The Company at any annual general meeting at which any Directors retire may fill the vacated office by electing a like number of persons to be Directors.

89.

The remuneration of the Directors shall from time to time be determined by the Directors or by the Company in general meeting. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

90.

Payment to any Director or past Director of any sum by way of compensation for loss of office or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must first be approved by the Shareholders as an Ordinary Resolution at a general meeting of the Company.

91.	No shareholding qualification shall be required for Directors.

92.

Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present, and where he is a Director, to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time, in writing, revoke the appointment of an alternate appointed by him and such appointment shall be revoked automatically if the appointor of the alternate ceases to be a Director at any time. Every such alternate shall not be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

93.

Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

94.

The Directors may by resolution, appoint any natural person or corporation, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, chief executive officer, one or more other executive officers, president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for upon such terms as to duration of office, remuneration, powers and duties and otherwise as they may think fit. Subject to these Articles (including but not limited to 78(a)), any natural person or corporation so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases for any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

95.

The Directors may also by resolution appoint a Secretary and such other officers as may from time to time be required upon such terms as to duration of office, remuneration, powers and duties and otherwise as they may think fit. Such Secretary or other officers need not be Directors and in the case of the other officers may be ascribed such titles as the Directors may decide. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by Ordinary Resolution.

96.	The role of an Independent Non-executive Director shall include, but is not limited to:

(a)	participating in Board meetings to bring an independent judgment to bear on issues of strategy, policy, performance, accountability, resources, key appointments and standards of conduct;

(b)	taking the lead where potential conflicts of interests arise;

(c)	serving on the audit, remuneration, nomination and other governance committees, if invited; and

(d)	scrutinizing the Company’s performance in achieving agreed corporate goals and objectives, and monitoring performance reporting.

97.

Independent Non-executive Directors and other non-executive Directors, as equal board members, should give the Board and any committees on which they serve the benefit of their skills, expertise and varied backgrounds and qualifications through regular attendance and active participation. Generally they should also attend general meetings to gain and develop a balanced understanding of the views of shareholders.

98.

Independent Non-executive Directors and other non-executive Directors should make a positive contribution to the development of the Company’s strategy and policies through independent, constructive and informed comments.

POWERS AND DUTIES OF DIRECTORS

99.

The business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

100.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

101. (a)

The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

(b)

The Directors may delegate any of the powers exercisable by them to a Managing Director or any other person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions (including without limitation as to duration of office and remuneration) and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

(c)

All cheques promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

102.	The Directors shall cause minutes to be prepared:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c)

of all resolutions and proceedings at all meetings of the Members of the Company and of the Directors and of committees of Directors; and the chairman of all such meetings or of any meeting confirming the minutes thereof shall sign the same.

103.

Except as would, if the Company were a company incorporated in Hong Kong, be permitted by the Companies Ordinance as in force at the date of adoption of these Articles, and except as permitted under the Companies Act, the Company shall not directly or indirectly:

(a)	make a loan to a Director or his close associates or a director of any holding company of the Company or a body corporate controlled by such a director or Director;

(b)	enter into any guarantee or provide any security in connection with a loan made by any person to a Director or such a director or a body corporate controlled by such a director or Director; or

(c)

if any one or more of the Directors hold (jointly or severally or directly or indirectly) a controlling interest in another company, make a loan to that other company or enter into any guarantee or provide any security in connection with a loan made by any person to that other company.

DISQUALIFICATION AND CHANGES OF DIRECTORS

104.	The office of Director shall be vacated if the Director:-

(a)	dies, or becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to the Company;

(d)	without special leave of absence from the board, is absent from three consecutive board meetings and the Directors resolve that his office be vacated; or

(e)	is removed from office pursuant to any other provision of these Articles.

105.

For so long as the shares are listed on an Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the NYSE Exchange Rules require, unless the Directors resolve to follow any available exceptions or exemptions.

106.	Any casual vacancy occurring in the Board of Directors may be filled by the Directors.

PROCEEDINGS OF DIRECTORS

107.

The Directors may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate their meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. At any meeting of the Directors, each Director present in person or represented by his proxy or alternate shall be entitled to one vote. In case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

108.

A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five days notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered PROVIDED HOWEVER that notice may be waived by all the Directors (or their alternates) either at, before or after the meeting is held PROVIDED FURTHER that notice or waiver thereof may be given by telex or telefax.

109.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

110.

The quorum necessary for the transaction of the business of the Board may be fixed by the Directors, and unless so fixed, the quorum shall be a majority of Directors then in office. For the purpose of this Article, an alternate appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

111.

The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

112.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or arrangement with the Company shall declare the nature of his interest at the earliest meeting of the Board at which it is practicable for him to do so specifically or by way of a general notice stating that, by reason of facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may subsequently be made by the Company. A Director shall not be entitled to vote on (nor shall be counted in the quorum in relation to) any resolution of the Board in respect of any contract or arrangement or any other proposal whatsoever in which he or any of his close associates (or, if required by the HKSE Listing Rules, his other associates) has any material interest, and if he shall do so his vote shall not be counted (nor is he to be counted in the quorum for the resolution), but this prohibition shall not apply to any of the following matters, namely:

(a)	the giving of any security or indemnity either:-

(i)

to the Director or his close associate(s) in respect of money lent or obligations incurred or undertaken by him or any of them at the request of or for the benefit of the issuer or any of its subsidiaries; or

(ii)

to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which the Director or his close associate(s) has himself/ themselves assumed responsibility in whole or in part and whether alone or jointly under a guarantee or indemnity or by the giving of security;

(b)

any proposal concerning an offer of shares or debentures or other securities of or by the Company or any other company which the Company may promote or be interested in for subscription or purchase where the Director or his close associate(s) is/are or is/are to be interested as a participant in the underwriting or sub-underwriting of the offer;

(c)

any proposal concerning any other company in which the Director or his close associate(s) is/are interested only, whether directly or indirectly, as an officer or executive or shareholder or in which the Director or his close associate(s) is/are beneficially interested in shares of that company, provided that the Director and any of his close associates are not in aggregate beneficially interested in 5% or more of the issued shares of any class of such company (or of any third company through which his interest or that of his close associates is derived) or of the voting rights;

(d)	any proposal or arrangement concerning the benefit of employees of the Company or its subsidiaries including:—

(i)	the adoption, modification or operation of any employees’ share scheme or any share incentive or share option scheme under which the Director or his close associate(s) may benefit; or

(ii)

the adoption, modification or operation of a pension fund or retirement, death or disability benefits scheme which relates both to Directors, his close associates and employees of the Company or any of its subsidiaries and does not provide in respect of any Director, or his close associate(s), as such any privilege or advantage not generally accorded to the class of persons to which such scheme or fund relates; and

(e)

any contract or arrangement in which the director or his close associate(s) is/are interested in the same manner as other holders of shares or debentures or other securities of the issuer by virtue only of his/their interest in shares or debentures or other securities of the issuer.

113.

Any Director or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or officer PROVIDED THAT nothing herein contained shall authorise a Director or officer or his firm to act as Auditor of the Company.

114.

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relation thereby established.

115.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

116.

The Directors may, from time to time, and except as required by applicable law or the listing rules of the Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters as the Directors shall determine by resolution from time to time.

A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

117.

A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present and in case of an equality of votes the chairman shall not have a second or casting vote.

118.

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

119.

Upon the Directors (being in number at least a quorum) signing the minutes of a meeting of the Directors the same shall be deemed to have been duly held notwithstanding that the Directors have not actually come together or that there may have been a technical defect in the proceedings. A resolution signed by all such Directors, including a resolution signed in counterpart by the Directors or by way of signed telefax transmission, shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. To the extent permitted by law, the Directors may also meet by telephone conference call where all Directors are capable of speaking to and hearing the other Directors at the same time.

NOMINATION COMMITTEE

120.

The Board shall establish a Nomination Committee with specific written terms of reference which deal clearly with the authority and duties of such committee. The Nomination Committee shall perform the following duties:

(a)

review the structure, size and composition (including the skills, knowledge and experience) of the Board at least annually and make recommendations on any proposed changes to the Board to complement the Company’s corporate strategy;

(b)	identify individuals suitably qualified to become Directors and select or make recommendations to the board on the selection of individuals nominated for directorships;

(c)	assess the independence of Independent Non-executive Directors; and

(d)	make recommendations to the Board on the appointment or reappointment of Directors and succession planning for Directors, in particular the chairman and the chief executive.

121.	The Nomination Committee should make available its terms of reference explaining its role and the authority delegated to it by the board by including them on the HKSE’s website and Company’s website.

122.	The Nomination Committee shall comprise a majority of Independent Non-executive Directors, and the chairman of the Nomination Committee shall be an Independent Non-executive Director.

123.

The Company should provide the Nomination Committee sufficient resources to perform its duties. Where necessary, the Nomination Committee should seek independent professional advice, at the issuer’s expense, to perform its responsibilities.

124.

Where the Board proposes a resolution to elect an individual as an Independent Non-executive Director at the general meeting, it should set out in the circular to shareholders and/or explanatory statement accompanying the notice of the relevant general meeting:

(a)	the process used for identifying the individual and why the Board believes the individual should be elected and the reasons why it considers the individual to be independent;

(b)

if the proposed Independent Non-executive Director will be holding their seventh (or more) listed company directorship, why the Board believes the individual would still be able to devote sufficient time to the board;

(c)	the perspectives, skills and experience that the individual can bring to the Board; and

(d)	how the individual contributes to diversity of the Board.

CORPORATE GOVERNANCE COMMITTEE

125.	The Board shall establish a Corporate Governance Committee, which shall perform the following terms of reference:

(a)	develop and review the Company’s policies and practices on corporate governance and make recommendations to the Board;

(b)	review and monitor the training and continuous professional development of directors and senior management;

(c)	review and monitor the Company’s policies and practices on compliance with legal and regulatory requirements;

(d)	develop, review and monitor the code of conduct and compliance manual (if any) applicable to employees and Directors;

(e)	review the Company’s compliance with the code and disclosure in the Corporate Governance Report;

(f)	review and monitor whether the Company is operated and managed for the benefit of all its shareholders;

(g)

confirm, on an annual basis, that the beneficiaries of weighted voting rights have been members of the Company’s board of directors throughout the year and that no matters under Article 13 have occurred during the relevant financial year;

(h)	confirm, on an annual basis, whether or not the beneficiaries of weighted voting rights have complied with Articles 10, 11, 13(e) and 8 throughout the year;

(i)

review and monitor the management of conflicts of interests and make a recommendation to the board on any matter where there is a potential conflict of interest between the Company, a subsidiary of the Company and/or holders of Class A Ordinary Shares of the Company (considered as a group) on one hand and any holder of Class B Ordinary Shares on the other;

(j)

review and monitor all risks related to the Company’s weighted voting right structure, including connected transactions between the Company and/or a subsidiary of the Company on one hand and any beneficiary of weighted voting rights on the other and make a recommendation to the board on any such transaction;

(k)	make a recommendation to the board as to the appointment or removal of the Compliance Adviser;

(l)	seek to ensure effective and on-going communication between the Company and its shareholders, particularly with regards to the requirements of Article 153;

(m)	report on the work of the Corporate Governance Committee on at least a half yearly and annual basis covering all areas of its terms of reference; and

(n)	disclose, on a comply or explain basis, its recommendations to the board in respect of the matters in sub-paragraphs (i) to (k) above in the report referred to in sub-paragraph (m) above.

126.	The Corporate Governance Committee shall comprise entirely of Independent Non-executive Directors, one of whom shall act as its chairman.

127.

The Corporate Governance Report produced by the Company pursuant to the HKSE Listing Rules shall include a summary of the work of the Corporate Governance Committee, with regards to its terms of reference set out in Article 125, for the accounting period covered by both the half-yearly and annual report and disclose any significant subsequent events for the period up to the date of publication of the half-yearly and annual report, to the extent possible.

COMPLIANCE ADVISER

128.

The Company shall appoint a Compliance Adviser on a permanent basis commencing on the date of the Company’s initial listing on HKSE. The Board shall consult with and, if necessary, seek advice from the Compliance Adviser, on a timely and ongoing basis, in the following circumstances:

(a)	before the publication of any regulatory announcement, circular or financial report by the Company;

(b)	where a transaction, which might be a notifiable or connected transaction (as defined in the HKSE Listing Rules), is contemplated by the Company including share issues and share repurchases;

(c)

where the Company proposes to use the proceeds of its initial public offering in a manner different from that detailed in the listing document in respect of such initial public offering, or where the business activities, developments or results of the Company deviate from any forecast, estimate or other information set out in such listing document; and

(d)	where the HKSE makes an inquiry of the Company under the HKSE Listing Rules.

129.	The Board shall also consult with, and if necessary, seek advice from the Compliance Adviser, on a timely and ongoing basis, on any matters related to:

(a)	the weighted voting rights structure of the Company;

(b)	transactions in which the holders of Class B Ordinary Shares have an interest; and

(c)

where there is a potential conflict of interest between the Company, a subsidiary of the Company and/or holders of Class A Ordinary Shares (considered as a group) on the one hand, and any holder of Class B Ordinary Shares on the other.

SEALS AND DEEDS

130. (a)

If the Directors determine that the Company shall have a common Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director and of the Secretary or, in place of the Secretary, by such other person as the Directors may appoint for the purpose; and that Director and the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in their presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Law may be executed either as a deed in accordance with the Law or by the common Seal being affixed thereto in either case without the authority of a resolution of the Directors by one Director or the Secretary.

(b)

The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director and the Secretary or such other person as the Directors may appoint for the purpose.

(c)

In accordance with the Law, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by two Directors of the Company or where there is a Sole Director of the Company, by such Sole Director, or by a Director and the Secretary of the Company or, in place of the Secretary, by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by two Directors of the Company, or a Sole Director or by a Director and the Secretary or such other person as aforesaid.

DIVIDENDS AND RESERVE

131.	The Company may by Ordinary Resolution declare dividends, but no dividend shall exceed the amount recommended by the Directors.

132.	The Directors may from time to time pay to the Members interim dividends.

133.	No dividend shall be paid otherwise than out of profits or out of monies otherwise available for dividend in accordance with the Law.

134.

Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends, all dividends on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

135.

The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at their like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

136.	If several persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other monies payable on or in respect of the Share.

137.

Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Directors. Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto or in the case of joint holders to any one of such joint holders at his registered address or to such person at such address as the Member or person entitled or such joint holders, as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled or such joint holders, as the case may be, may direct.

138.

The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises with regard to such distribution, the Directors may settle the same as they, think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

139.	No dividend shall bear interest against the Company.

140.	Any dividend unclaimed after a period of six calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

141.

The Company may exercise the power to cease sending cheques for dividend entitlements or dividend warrants by post if such cheques or warrants remain uncashed on two consecutive occasions or after the first occasion on which such a cheque or warrant is returned undelivered.

142.	The Company shall have the power to sell, in such manner as the Board thinks fit, any Shares of a Member who is untraceable, but no such sale shall be made unless:

(a)

during the period of 12 years prior to the date of the advertisements referred to in sub- paragraph (b) below at least three dividends or other distributions in respect of the Shares in question have become payable or been made and no Dividend or other distribution in respect of the Shares during that period has been claimed;

(b)	the Company has caused an advertisement to be published in the newspapers of its intention to sell such Shares on expiry of the 12 years; and

(c)	the Company has notified the HKSE of its intention to sell such Shares.

CAPITALISATION OF PROFITS

143.

The Company may upon the recommendation of the Directors by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution and to appropriate such sums to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all action and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

ACCOUNTS

144.	The books of account relating to the Company’s affairs shall be kept as are necessary to give a true and fair view of the state of the Company’s affairs.

145. (a)

The Shareholders shall at each annual general meeting appoint one or more firms of auditors to hold office by Ordinary Resolution until the conclusion of the next annual general meeting on such terms and with such duties as may be agreed with the Board, but if an appointment is not made, the Auditors in office shall continue in office until a successor is appointed. Subject to compliance with the Listing Rules, the Board may fill any casual vacancy in the office of Auditors, but while any such vacancy continues the surviving or continuing Auditors (if any) may act. Any Auditor appointed by the Board pursuant to this Article shall hold office until the next annual general meeting and shall be eligible for re-election. The remuneration of the Auditors shall be fixed by or on the authority of the Shareholders in the annual general meeting by Ordinary Resolution or in any other manner as specified in such Ordinary Resolution and, subject to compliance with the Listing Rules, the remuneration of any Auditors appointed to fill any casual vacancy may be fixed by the Board.

(b)

The Shareholders may, at any general meeting convened and held in accordance with these Articles, remove the Auditors by Ordinary Resolution at any time before the expiration of the term of office and shall, by Ordinary Resolution, at that meeting appoint new Auditors in their place for the remainder of the term.

146.

The Board shall cause to be prepared and to be laid before the members at every annual general meeting a profit and loss account for the period, in the case of the first account, since the incorporation of the Company and, in any other case, since the preceding account, together with a balance sheet as at the date to which the profit and loss account is made up and a Directors’ report with respect to the profit or loss of the Company for the period covered by the profit and loss account and the state of the Company’s affairs as at the end of such period, an Auditors’ report on such accounts prepared pursuant to Article 149 and such other reports and accounts as may be required by law.

147.

Copies of those documents to be laid before the members at an annual general meeting shall, at least 21 days before the date of the meeting, be sent in the manner in which notices may be served by the Company as provided herein to every member and every holder of debentures of the Company, provided that the Company shall not be required to send copies of those documents to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

148.

To the extent permitted by and subject to due compliance with these Articles, the Law and all applicable rules and regulations, including, without limitation, the rules of the Exchange, and to obtaining all necessary consents, if any, required thereunder, the requirements of Article 147 shall be deemed satisfied in relation to any member or any holder of debentures of the Company by sending to such person instead of such copies, not less than 21 days before the date of the annual general meeting, in any manner not prohibited by these Articles and the Companies Act, a summary financial statement derived from the Company’s annual accounts, together with the Directors’ report and the Auditors’ report on such accounts, which shall be in the form and containing the information required by these Articles, the Law and all applicable laws and regulations, provided that any person who is otherwise entitled to the annual accounts of the Company, together with the Director’s report and the Auditor’s report thereon may, if he so requires, by notice in writing served on the Company, demand that the Company sends to him, in addition to the summary financial statement, a complete printed copy of the Company’s annual accounts, together with the Directors’ report and the Auditor’s report thereon.

149.

The Auditors shall audit the profit and loss account and balance sheet of the Company in each year and shall prepare a report thereon to be annexed thereto. Such report shall be laid before the Company at its annual general meeting in each year and shall be open to inspection by any member. The Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Board or any general meeting of the members, make a report on the accounts of the Company during their tenure of office.

VOLUNTARY LIQUIDATION

150.	Subject to the Law, the Company may by Special Resolution be wound up voluntarily.

WINDING UP

151.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributors as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities upon which there is any liability. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

152.

If the Company shall be wound up and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

COMMUNICATION WITH MEMBERS AND DISCLOSURE

153.	The Company shall comply with the Exchange Rules regarding shareholders’ engagement.

154.

The Company shall include the warning “A company controlled through weighted voting rights” on the front page of all its listing documents, periodic financial reports, circulars, notifications and announcements required by the HKSE Listing Rules, and describe its weighted voting rights structure, the rationale for having such structure and the associated risks for shareholders prominently in its listing documents and periodic financial reports. This warning statement shall inform prospective investors of the potential risks of investing in the Company and that they should make the decision to invest only after due and careful consideration.

155.

The Company shall, in its listing documents and its interim and annual reports:(a) identify the holders of Class B Ordinary Shares (and, where a holder is a Director Holding Vehicle, the Director holding and controlling such vehicle); (b) disclose the impact of a potential conversion of Class B Ordinary Shares into Class A Ordinary Shares on its share capital; and (c) disclose all circumstances in which the weighted voting rights attached to the Class B Ordinary Shares shall cease.

NOTICES

156. (a)

Subject to these Articles, a notice may be given by the Company to any Member either personally or by sending it by post, telex or telefax to him to his registered address, or (if he has no registered address) to the address, if any, supplied by him to the Company for the giving of notices to him.

(b)

Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if the address is outside the Cayman Islands) and to have been effected, in the case of a notice of a meeting at the expiration of three days after the time at which the letter would be delivered in the ordinary course of post.

(c)

Where a notice is sent by telex or telefax, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

(d)

A member shall be entitled to have notice served on him at any address within Hong Kong. Any member who has not given an express positive confirmation in writing to the Company in the manner specified in the HKSE Listing Rules to receive or otherwise have made available to him notices and documents to be given or issued to him by the Company by electronic means and whose registered address is outside Hong Kong may notify the Company in writing of an address in Hong Kong which for the purpose of service of notice shall be deemed to be his registered address. Without prejudice to the other provisions of these Articles, nothing in this Article shall be construed as prohibiting the Company from sending, or entitling the Company not to send, notices or other documents of the Company to any member whose registered address is outside Hong Kong.

157.

If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

158.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

159.

A notice may be given by the Company to the person entitled to a Share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any supplied for the purpose by the persons claiming to be so entitled or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

160.	Notice of every general meeting shall be given in the same manner hereinbefore authorised to:

(a)	every Member entitled to vote, except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

(b)	every person entitled to a Share in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

Noi other persons shall be entitled to receive notices of general meetings.

RECORD DATE

161.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members and, for the purpose of determining the Members entitled to receive payment of any dividend, the Directors may, at or within 90 days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

AMENDMENT OF MEMORANDUM AND ARTICLES

162.

Subject to and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part.

ORGANISATION EXPENSES

163.

The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Directors shall determine and the amount so paid shall in the accounts of the Company, be charged against income and/or capital.

OFFICES OF THE COMPANY

164.

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

INFORMATION

165.

Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.

166.

Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

FINANCIAL YEAR

167.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31st in each calendar year and shall begin on January 1st in each calendar year.

INDEMNITY

168.

Every Director and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of dishonesty or fraud, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by him as such Director, officer or trustee or in any way in or about the execution of his duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Members over all other claims. No such Director, officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of the monies of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of his respective office or trust or in relation thereto unless the same happens through his own dishonesty or fraud.

FORUM SELECTION

169.

The Company, its shareholders, directors and officers agree to submit to the jurisdiction of the courts of the Cayman Islands and Hong Kong, to the exclusion of other jurisdictions, to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any question regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the Cayman Courts and Hong Kong Courts to hear, settle and/or determine disputes related to the Company, no other courts shall have jurisdiction over or for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Company to the Company or the Company’s Members, (iii) any action asserting a claim arising pursuant to any provision of the Law or these Articles including but not limited to any purchase or acquisition of Shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognised under the laws of the United States of America from time to time). If, notwithstanding the above provisions, a court of the United States of America assumes jurisdiction to hear any proceedings, actions, claims, or complaints, however so called, that rely on the provisions of the Securities Act or the U.S. Securities Exchange Act of 1934 (as amended from time to time), then the federal courts of the United States of America shall have exclusive jurisdiction to hear, settle, and/or determine any such proceeding, action, claim, or complaint to the exclusion of the state courts. Without prejudice to the foregoing, if any part of this Article is held to be illegal, invalid or unenforceable under applicable law, the illegal, invalid or unenforceable portion of this Article shall not affect or impair the legality, validity or enforceability of the rest of the Articles and this Article shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to the intention of the Company. Any person or entity purchasing or otherwise acquiring any share in or of the Company or other security of the Company whether by transfer, sale, operation of law or otherwise, shall be deemed to have notice of and have irrevocably agreed and consented to the provisions of this Article.

TRANSFER BY WAY OF CONTINUATION

170.

The Company shall, subject to the provisions of the Statute and, with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and the Directors may cause an application to be made to the Registrar of Companies to deregister the Company.

DISCLOSURE

171.

The Directors, or any service providers (including the officers, the Secretary and the registered office agent of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.